EXHIBIT C



                           STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT (the "Agreement"), dated as of November 18, 1999, by and between Tumbleweed Communications Corp., a Delaware corporation ("Parent"), and Worldtalk Communications Corporation, a Delaware corporation (the "Company").

                                WITNESSETH:


     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Keyhole Acquisition Corp., a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; and

     WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that the Company agree, and the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's authorized but unissued common stock on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, to induce Parent and Sub to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     1. GRANT OF OPTION. The Company hereby grants Parent an irrevocable option (the "Option") to purchase a number of shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") equal to the Option Number (as defined hereinafter), on the terms and subject to the conditions set forth below.

     2. EXERCISE OF OPTION.

        (a) Exercise. At any time or from time to time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or a wholly-owned subsidiary of Parent designated by Parent) may exercise the Option, in whole or in part, if on or after the date hereof:

        (i) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have:

          (A) commenced or announced an intention to commence a bona fide tender offer or exchange offer for any shares of Company Common Stock, the consummation of which would result in "beneficial ownership" (as defined under Rule 13d-3 of the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 20% or more of the then voting equity of the Company (either on a primary or a fully diluted basis);

          (B) filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), reflecting an intent to acquire the Company or any assets or securities of the Company;

          (C) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Company Common Stock; or

                  (ii) the events described in Section 7.2(b) of the Merger Agreement that would require the Company to pay Parent the fee set forth therein (but without the necessity of Parent having terminated the Merger Agreement).

                 (iii) Each of the events described in clauses (i) and (ii) hereof shall be referred to herein as a "Trigger Event." The Company shall notify Parent promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of Parent to exercise the Option.

                  (b) Exercise Procedure. In the event Parent wishes to exercise the Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of the Shares it wishes to purchase. To the extent permitted by law and the Certificate of Incorporation of the Company and provided that the conditions set forth in
Section 3 hereof to Company's obligation to issue the Shares to Parent hereunder have been satisfied or waived, Parent shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of the Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of the Company Common Stock shall not heretofore have been delivered to Parent. Each closing of a purchase of the Shares (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

                  (c) Termination of the Option. The Option shall terminate upon the earlier of: (i) the Effective Time of the Merger; and (ii) the termination of the Merger Agreement pursuant to Section 7.1(a), (b), (c) or
(e) thereof; and (iii) six (6) months following the termination of the Merger Agreement pursuant to Section 7.1(d) or (f) thereof. Notwithstanding the foregoing, if the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal, and (y) 5:00 p.m. Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of Parent set forth in Sections 7 and 8 shall not terminate upon termination of Parent's right to exercise the Option, but shall extend to the time provided in such sections. Notwithstanding the termination of the Option, Parent shall be entitled to purchase the shares of the Company Common Stock with respect to which Parent had exercised the Option prior to such termination.

                  (d) Option Number. The "Option Number" shall initially be the number of shares equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of the Company Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in the Company's capitalization occurring after the date hereof in accordance with Section 9 hereof. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of the Company Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 9 hereof.

                  (e) Exercise Price. The purchase price per share of the Company Common Stock pursuant to the Option (the "Exercise Price") shall be $10.527

            3. CONDITIONS TO CLOSING. The obligation of the Company to issue the Shares to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Shares and the acquisition of such shares by Parent hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Shares and the acquisition of such shares by Parent hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

            4.  CLOSING.  At any Closing,

                  (a) the Company shall deliver to Parent a single certificate in definitive form representing the number of the Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in
Section 12 hereof;

                  (b) Parent shall deliver to the Company the aggregate price for the Shares so designated and being purchased by wire transfer of immediately available funds to the account or accounts specified in writing by the Company;

                  (c) the Company shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4; and

                  (d) the Company shall cause the shares of the Company Common Stock being delivered at the Closing to be approved for quotation on the Nasdaq National Market and shall pay all expenses in connection with the application for approval of such quotation. At any Closing at which Parent is exercising the Option in part, Parent shall present and surrender this Agreement to the Company, and the Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evincing the right to purchase the balance of the shares of the Company Common Stock purchasable hereunder.

            5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that:

                  (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

                  (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby;

                  (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;

                  (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved a number of authorized and unissued shares of the Company Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 11 hereof, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;

                  (e) upon delivery of the Shares to Parent upon the exercise of the Option, Parent will acquire the Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

                  (f) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Certificate of Incorporation, or Bylaws, of the Company or (B) any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a material adverse effect on the Company;

                  (g) except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Section 8(b) hereof and may be required under the Securities Act of 1933, as amended (the "Securities Act"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; and

                  (h) none of the Company or any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person or entity under circumstances that would cause the issuance and sale of shares of the Company Common Stock hereunder to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of Parent contained in Section 6(f) are true and correct, the issuance, sale and delivery of the shares of the Company Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and the Company shall not take any action which would cause the issuance, sale, and delivery of shares of the Company Common Stock hereunder not to be exempt from such requirements.

            6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that:

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

                  (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby;

                  (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;

                  (d) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (A) any provision of the Certificate of Incorporation or By-laws of Parent, (B) any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a material adverse effect on Parent;

                  (e) except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Section 8(b) hereof and as may be required under the Securities Act, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;

                  (f) any shares of the Company Common Stock acquired by Parent upon exercise of the Option will be acquired for Parent's own account, for investment purposes only and will not be, and the Option is not being, acquired by Parent with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

            7.  CERTAIN REPURCHASES.

                  (a) Parent Put. At any time during which the Option is exercisable pursuant to Section 2 hereof (the "Repurchase Period") provided that the Company shall have consummated an Alternative Transaction, upon demand by Parent, Parent shall have the right to sell to the Company (or any successor entity thereof) and the Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), all or any portion of the Option, at the price set forth in subparagraph (i) below, or all or any portion of the Shares purchased by Parent pursuant to the exercise of the Option, at a price set forth in subparagraph (ii) below:

                    (i) The difference between the "Market/Tender Offer
               Price" for shares of the Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put, is given to the Company (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Alternative Transaction (as defined in the Merger Agreement) which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") and (B) the average of the closing prices of shares of the Company Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date, (the "Market Price")), and the Exercise Price, multiplied by the number of the Shares purchasable pursuant to the Option (or portion thereof with respect to which Parent is exercising its rights under this
               Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Alternative Transaction which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Alternative Transaction, or if no such value is ascribed, a value determined in reasonable good faith by the Board of Directors of the Company.

                    (ii) The Exercise Price paid by Parent for the Shares
               acquired pursuant to the exercise of the Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of the Shares so purchased.

                    (iii) For purposes of clauses (i) and (ii) of this
               Section 7(a), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Alternative Transaction during the Repurchase Period.

                  (b) Payment and Redelivery of the Option or Shares. In the event Parent exercises its rights under this Section 7, the Company shall, within ten business days of the Notice Date, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Option or the certificates evidencing the Shares purchased by Parent pursuant thereto, and Parent shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

            8.  REGISTRATION RIGHTS.

                  (a) Following the termination of the Merger Agreement and exercise of the Option, Parent may by written notice request the Company to register for resale under the Securities Act all or any part of the Shares beneficially owned by Parent (the "Registrable Securities"). The Company shall use its reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities; provided, however, that (i) Parent shall not be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed sixty (60) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Company, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Company or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole.

                  (b) The Company shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                  (c) The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide the Company with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Parent as, in the reasonable judgment of counsel for the Company, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                  (d) A registration effected under this Section 8 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Parent, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

                  (e) In connection with any registration effected under this Section 8, the parties agree (i) to indemnify each other and the underwriters, if any, in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the underwriters participating in such offering, if any, and
(iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter deems it necessary, participating in road-show presentations).

            9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

                  (a) In the event of any change in the Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 2(e) hereof, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                  (b) In the event that the Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of the Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of the Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each the Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of the Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of the Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of the Company Common Stock for which the Option is then exercisable).

            10.  LIMITATION OF PARENT PROFIT.

                  (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as defined below) exceed $6,000,000, including in such amount the fees payable under the provisions of Section 7.2(b) of the Merger Agreement, and, if Parent's Total Profit shall otherwise exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Shares previously purchased by Parent (valued, for purposes of this Section 10(a) at the average closing sales price per share of Company Common Stock (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as quoted on the Nasdaq National Market based on published financial sources for the twenty consecutive trading days preceding the day on which Parent's Total Profit exceeds $6,000,000,
(iii) pay cash to the Company, or (iv) any combination thereof, such that Parent's actually realized Total Profit shall not exceed $6,000,000 after taking into account the foregoing actions.

                  (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following: (a) the aggregate amount of
(i)(x) the net cash amounts received by Parent or its permitted designees or any affiliated party pursuant to the sale of Shares (or any other securities into which the Option is converted or exchanged) to any unaffiliated party or to the Company pursuant to this Agreement, less (y) Parent's or its permitted designees purchase price of such Shares, (ii) any amounts received by Parent or its permitted designees or any affiliated party on the transfer of the Option (or any portion thereof) to any unaffiliated party or to the Company pursuant to this Agreement, and (iii) any amounts received by Parent pursuant to Section 7.2(b) of the Merger Agreement; minus (b) the amount of cash theretofore paid to the Company pursuant to this Section 10 plus the value of the Shares theretofore delivered to the Company for cancellation pursuant to this Section 10.

            11. RESTRICTIVE LEGENDS. Each certificate representing shares of the Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

            It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in this Section 11.

            12. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

            13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

            14. ENTIRE AGREEMENT. This Agreement, the Merger Agreement, and the other Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

            15. FURTHER ASSURANCE. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

            16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

            17. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or facsimile number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

                  (a) if to Parent, to:

                  Tumbleweed Communications Corp.
                  700 Saginaw Drive
                  Redwood City, CA 94063
                  Attention: Jeffrey C. Smith
                  Telephone No.: 650-216-2010
                  Facsimile No.:  650-216-2001

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  525 University Avenue - Suite 220
                  Palo Alto, California 94301
                  Attention:  Gregory C. Smith
                  Telephone No.:  650-470-4500
                  Facsimile No.:  650-470-4590


                  (b) if to the Company, to:

                  Worldtalk Communications Corporation
                  5155 Old Ironsides Drive
                  Santa Clara, CA 95054
                  Attention: James Heisch
                  Telephone No.: 408-567-5012
                  Facsimile No.: 408-567-5122


                  with a copy to:

                  Fenwick & West LLP
                  Two Palo Alto Square
                  Palo Alto, California  94306
                  Attention:  Gordon K. Davidson
                  Telephone No.:  650-494-0600
                  Facsimile No.:  650-494-1417


            18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

            19. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

            21. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

            22. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                       Worldtalk Communications Corporation


                                       By:___________________________________
                                          Name: James Heisch
                                          Title: Vice President, CFO


                                       Tumbleweed Communications Corp.



                                       By: __________________________________
                                           Name: Jeffrey C. Smith
                                           Title: Chief Executive Officer